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                                                                     EXHIBIT 8.2

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                              December 4, 2000

Honeywell International Inc.
101 Columbia Road
Morristown, New Jersey 07962-2497

Ladies and Gentlemen:

    We have acted as counsel to Honeywell International Inc., a Delaware corporation ("Honeywell"), in connection with (i) the merger of General Electric 2000 Merger Sub, Inc. ("Merger Subsidiary"), a Delaware corporation and a direct wholly-owned subsidiary of General Electric Company, a New York corporation ("Parent") with and into Honeywell (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of October 22, 2000 (the "Merger Agreement") by and between Honeywell and Parent, and (ii) the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

    In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. In rendering our opinion, we have relied upon statements and representations made to us by Honeywell and Parent, including statements and representations contained in letters signed by their respective officers dated the date hereof ("Officers' Certificates"), and we have assumed that such statements and representations are true without regard to any qualification as to knowledge and belief. We have also assumed that the statements and representations made in the Officers' Certificates, respectively, will continue to be true and correct as of the Effective Time of the Merger. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement, and
(ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

    Subject to the assumptions set forth above, and the assumptions and qualifications set forth in the Proxy Statement/Prospectus, in our opinion:

        1. The Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        2. Honeywell, Parent and Merger Subsidiary will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        3. The discussion entitled "THE MERGER--Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus, insofar as it relates to statements of law or legal conclusions, sets forth our opinion with respect to such matters.

    Our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.
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    This opinion is delivered in accordance with the requirements of Item
601(b)(8) of Regulation S-K under the Securities Act. In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or
(ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

    This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the headings "THE MERGER--Material United States Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                      Very truly yours,
                                      /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                      LLP